EXHIBIT 16.1
PricewaterhouseCoopers LLP
Suite 2300
150 Fayetteville Street
Raleigh NC 27601
Telephone (919) 755 3000
Facsimile (919) 755 3030
www.pwc.com
October 1, 2008
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Commissioners:
We have read the statements made by DRI Corporation (Commission File Number 000-28539) (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of DRI Corporation dated October 1, 2008. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the following: (i) the material weakness in internal controls over financial reporting and disclosure controls and procedures related to the accuracy and valuation of inventory or (ii) any remedial efforts with respect to this material weakness.
Very truly yours,
PricewaterhouseCoopers LLP